SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) November 6, 2008

NORTHWEST BIOTHERAPEUTICS, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE (STATE OR OTHER JURISDICTION OF INCORPORATION)	0-33393 (COMMISSION FILE NUMBER)	94-3306718 (I.R.S. EMPLOYER IDENTIFICATION NO.)
7600 Wisconsin Avenue, Suite 750, Bethesda, MD 20814
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE (240) 497-9024

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
On November 6, 2008, Northwest Biotherapeutics, Inc. (the “Company”) executed Loan Agreement(s) and Promissory Note(s) (the “Note(s)”) with SDS Capital Group SPC, Ltd (“SDS”) and a group of private investors (the “Private Investors”) for $1.65 million. A significant portion of the proceeds will provide strategic funding for expansion of NWBT’s programs and capacity outside the United States, in locations other than Switzerland.

Under the Notes, SDS and the Private Investors have loaned the Company US$1.65 million. The Notes are unsecured obligations of the Company and accrue interest at the rate of 12% per year. The maturity date of the notes will be April 21, 2009. The Notes carry 50% warrant coverage (i.e., the aggregate exercise price of the Warrants will be equal to fifty percent of the financing). The Warrants will be exercisable for common stock of the company at a price of US$0.41, per share (the “Warrants“). The Warrants are exercisable immediately, and will expire 5 years from the date of issuance. The Notes may be prepaid at the discretion of the Company at any time prior to maturity, without any prepayment penalty; however, prepayment will not affect the Warrants.

The Company granted SDS and the Private Investors piggyback registration rights for any shares of the Company’s common stock issued under the Notes. The Notes also contain customary representations, warranties and covenants. SDS will receive certain rights relating to subsequent financings, subject to the Company’s right to pre-pay SDS and avoid the rights being triggered. Under these rights, the Company will notify SDS of any subsequent financings that take place while this SDS Note is outstanding, and SDS will have an opportunity to participate. However, SDS’ right to notice and participation are subject to the Company’s right to pay off SDS’ Note prior to the applicability of these rights, and to avoid the rights being triggered.

The Company will use the proceeds from these Notes for operating expenses and other obligations of the Company, and a significant portion of the proceeds will be used to provide strategic funding of the Company’s business plan and strategy for countries other than the US and Switzerland. The uses of proceeds will include establishment of GMP manufacturing facilities, regulatory filings, clinical trial expenses, product manufacturing and sales, and other related expenses.

The US$1.65 million loan received by the Company will be sufficient to fund its cash needs into December, 2008. The Company remains in an advanced stage of negotiations with several different providers for additional near-term funding and longer term funding, which it hopes to complete by the end of the year.

The Company will need to raise additional capital to fund its clinical trials and other operating activities and to repay indebtedness in due course. Shareholders should be aware that if the Company’s capital raising efforts are unsuccessful, this will have a material adverse effect on the Company’s financial position and operations.
Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure under Item 1.01 of this Form 8-K is incorporated into this Item 2.03 by this reference.
Item 3.02.	Unregistered Sales of Equity Securities.
The disclosure under Item 1.01 of this Form 8-K is incorporated into this Item 3.02 by this reference. The Company claims exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of the Company’s common stock issuable pursuant to the warrants issued to SDS and Private Investors under Section 4(2) of the Securities Act and/or Regulation D thereunder, as transactions not involving any public offering. SDS and Private Investors represented and warranted in the warrants that it is an “accredited investor,” as defined under the

Securities Act. The Company claims this exemption on the basis that (i) SDS and Private Investors represented that they intends to acquire any shares of common stock issued pursuant to the warrants for investment only and not with a view to the distribution thereof and that it has received adequate information about the Company or had access to such information and (ii) appropriate legends will be affixed to any stock certificates issued to SDS and Private Investors pursuant to the warrants.
Item 9.01.	Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired: Not Applicable

(b)	Pro Forma Financial Information: Not Applicable

(c)	Shell Company Transactions: Not Applicable

(d)	Exhibits: None
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Northwest Biotherapeutics, Inc.
By:
Alton L. Boynton
President and Chief Executive Officer

Date: November 6, 2008